Exhibit 8.1

Subsidiaries of Registrant

Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation;

Celestica Cayman Holdings 9 Limited, a Cayman Islands corporation;

Celestica (Dongguan-SSL) Technology Limited, a China corporation;

Celestica Electronics (S) Pte Ltd, a Singapore corporation;

Celestica Holdings Pte Limited, a Singapore corporation;

Celestica Hong Kong Limited, a Hong Kong corporation;

Celestica LLC, a Delaware, U.S. limited liability company;

Celestica (Suzhou) Technology Co. Ltd, a China corporation;

Celestica (Thailand) Limited, a Thailand corporation;

Celestica (USA) Inc., a Delaware, U.S. corporation;

Celestica (US Holdings) LLC, a Delaware, U.S. limited liability company; and

2480333 Ontario Inc., an Ontario, Canada corporation.